Exhibit 99.1

Contact:

Charlotte Arnold

Vice President, Corporate Communications

650-421-9352

IR@relypsa.com

Relypsa Announces Third Quarter 2015 Financial Results

REDWOOD CITY, Calif., November 4, 2015 — Relypsa, Inc. (NASDAQ: RLYP), a biopharmaceutical company, today reported financial results for the quarter ended September 30, 2015 and recent business highlights.

“We are very excited that the FDA recently approved our first medicine, Veltassa, for the treatment of hyperkalemia. Veltassa is the first new medicine for people with hyperkalemia in more than 50 years and we expect to make it available to doctors and patients by the first week of January,” said John A. Orwin, president and chief executive officer of Relypsa. “In August, we also announced that we achieved another of our key corporate objectives for the year by entering an exclusive partnership with Vifor Fresenius Medical Care Renal Pharma and we look forward to working with them to bring Veltassa to patients around the globe.”

Business Highlights

•	During the third quarter, Relypsa announced an exclusive partnership with Vifor Fresenius Medical Care Renal Pharma (VFMCRP) for the development and commercialization of VeltassaTM (patiromer) for oral suspension outside the United States and Japan.

•	At the same time, Relypsa also announced a detailing agreement with Sanofi for promotion of Veltassa in the United States.

•	On October 21, 2015, the U.S. Food and Drug Administration (FDA) approved Veltassa for the treatment of hyperkalemia. Relypsa plans to make Veltassa available to doctors and patients by the first week in January 2016.

•	Approximately one-third of Relypsa’s sales representatives and all of Sanofi’s nephrology sales force have started detailing Veltassa to nephrologists and cardiologists in the United States. It is expected that the remaining Relypsa representatives will be trained and in the field by the end of the year.

Financial Results

Net loss for the third quarter 2015 was $51.5 million, or $1.24 per share, compared to $19.4 million, or $0.57 per share, for the comparable period in 2014.

Cash, cash equivalents and short-term investments totaled $287.5 million at September 30, 2015, compared to $135.8 million at December 31, 2014. Shares outstanding as of September 30, 2015 were 41.7 million.

Collaboration and license revenue for the third quarter of 2015 was $6.6 million, compared to no revenues for the comparable period in 2014. The increase in revenues was due to revenue recognition associated with Relypsa’s collaboration and license agreement with VFMCRP for the development and commercialization of Veltassa outside of the United States and Japan.

Research and development expenses for the third quarter of 2015 were $32.4 million, compared to $11.6 million for the comparable period in 2014. The increase was primarily driven by increases in manufacturing activities and personnel expenses.

General and administrative expenses for the third quarter of 2015 were $25.3 million, compared to $7.3 million for the comparable period in 2014. The increase was primarily due to an increase in personnel expenses to support expanding operations and an increase in commercial, marketing and medical affairs activities in preparation of our commercial launch of Veltassa.

About Veltassa

Veltassa is a potassium binder approved for the treatment of hyperkalemia. Veltassa should not be used as an emergency treatment for life-threatening hyperkalemia because of its delayed onset of action.

Made in powder form consisting of smooth, spherical beads, this new medicine is mixed with water (90 milliliters or 3 ounces) and taken once-a-day with food. Veltassa is not absorbed and acts within the gastrointestinal tract. It binds to potassium in exchange for calcium, primarily in the colon. The potassium is then excreted from the body through the normal excretion process.

IMPORTANT SAFETY INFORMATION

The Prescribing Information for Veltassa includes a Boxed Warning that Veltassa binds to many other orally administered medications, which could decrease their absorption and reduce their effectiveness. Other oral medications should be administered at least 6 hours before or 6 hours after Veltassa. Doctors should choose Veltassa or the other oral medication if adequate dosing separation is not possible.

Contraindications

Veltassa is contraindicated in patients with a history of a hypersensitivity reaction to Veltassa or any of its components.

Worsening of Gastrointestinal Motility

Use of Veltassa should be avoided in patients with severe constipation, bowel obstruction or impaction, including abnormal post-operative bowel motility disorders, because Veltassa may be ineffective and may worsen gastrointestinal conditions. Patients with a history of bowel obstruction or major gastrointestinal surgery, severe gastrointestinal disorders, or swallowing disorders were not included in clinical studies.

Hypomagnesemia

Veltassa binds to magnesium in the colon, which can lead to hypomagnesemia. In clinical studies, hypomagnesemia was reported as an adverse reaction in 5.3 percent of patients treated with Veltassa. Approximately 9 percent of patients in clinical trials developed hypomagnesemia with a serum magnesium value <1.4 mg/dL. Doctors should monitor serum magnesium and consider magnesium supplementation in patients who develop low serum magnesium levels.

Adverse Reactions

The most common adverse reactions (incidence ≥2 percent) were constipation, hypomagnesemia, diarrhea, nausea, abdominal discomfort and flatulence. Mild to moderate hypersensitivity reactions were reported in 0.3 percent of patients treated with Veltassa and included edema of the lips.

For additional Important Safety Information and Veltassa’s full Prescribing Information, please visit www.relypsa.com/veltassa/prescribing-information.

About Relypsa, Inc.

Relypsa, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of polymeric medicines for patients with conditions that are often overlooked and undertreated and can be addressed in the gastrointestinal tract. The Company’s first medicine, VeltassaTM (patiromer) for oral suspension, was developed based on Relypsa’s rich legacy in polymer science. Veltassa is approved in the United States for the treatment of hyperkalemia. Veltassa has intellectual property protection until 2030 in the United States and 2029 in the European Union. More information is available at www.relypsa.com.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Relypsa, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the plan to bring Veltassa to patients around the globe, the expected commercial availability of Veltassa and the expected timing for the remaining Relypsa sales representatives to be trained and in the field. Such forward-looking statements involve substantial risks and uncertainties that could cause our clinical development program, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the clinical drug development and commercialization process, including regulatory requirements, Relypsa’s substantial dependence on Veltassa, Relypsa’s commercialization plans and efforts and other matters that could affect the availability or commercial potential of Veltassa. Relypsa undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Relypsa in general, see Relypsa’s current and future reports filed with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2014 and its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015.

-see attached financial tables-

Relypsa, Inc.

Consolidated Statement of Operations Data

(In thousands, except share and per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Collaboration and license revenue	$6,590	$—	$6,590	$—
Operating expenses:
Research and development	32,391	11,647	66,798	33,631
General and administrative	25,255	7,311	59,082	17,428

Total operating expenses	57,646	18,958	125,880	51,059

Loss from operations	(51,056)	(18,958)	(119,290)	(51,059)
Interest and other income (expense), net	30	17	302	80
Interest expense	(442)	(494)	(1,402)	(1,262)

Net loss	$(51,468)	$(19,435)	$(120,390)	$(52,241)

Net loss per share, basic and diluted	$(1.24)	$(0.57)	$(2.99)	$(1.62)

Weighted average common shares used to compute net loss per share, basic and diluted	41,633,410	34,064,780	40,331,485	32,321,477

Relypsa, Inc.

Condensed Consolidated Balance Sheet Data

(In thousands)

	September 30,	December 31,
	2015	2014 (1)
	(unaudited)
Cash, cash equivalents and short-term investments	$287,453	$135,757
Working capital	$228,403	$122,291
Total assets	$315,202	$151,839
Stockholders’ equity	$227,926	$118,461

(1)	Derived from the audited financial statements

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